Exhibit 10.15

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into on March 28, 2023 by and between Appgate, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Leo Taddeo (the “Executive”) (collectively referred to herein as the “Parties”), effective as of January 4, 2023 (the “Effective Date”).

RECITALS

A.It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date and thereafter by entering into this Agreement.

B.Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment.

(a)    General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)     Employment Term. The term of employment under this Agreement (the “Term”) shall be on an at will basis and continue until terminated as provided in Section 3 hereof.

(c)    Position and Duties. During the Term, Executive shall serve as Chief Executive Officer and President of the Company with such responsibilities, duties and authority normally associated with such position(s) and as may from time to time be assigned to Executive by the Board (as defined below). Executive shall report directly to the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its direct and indirect subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the board of directors of the Company (the “Board”), provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not (x) materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder and/or (y) conflict with the interests of the Company. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Board from time to time, in each case as amended from time to time, as set forth in writing and delivered to Executive (each, a “Policy”).

2.Compensation and Related Matters.

(a)     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $325,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased but not decreased) from time to time, but not less than annually, by the Board or a compensation committee appointed by the Board (the “Compensation Committee”) (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b)     Bonus. During the Term and beginning with calendar year 2022, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 50% of Executive’s base salary of $300,000 for the calendar year 2022 and 60% of Executive’s Annual Base Salary for the calendar year 2023 and thereafter (the “Target Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, with respect to performance goals established at the start of each period by the Board or the Compensation Committee in consultation with the Executive, as determined by the Board or the Compensation Committee in good faith. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4. Each earned Annual Bonus will be payable in the year following the year for which it is earned as soon as practicable after the completion of the audited financial statements for such year but not later than 45 days after the completion of such audited financial statements.

(c)     Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans) available to similarly situated executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 3(c) and Section 4 of this Agreement.

(d)     Flexible Time Off; Vacation. During the Term, Executive shall be entitled to flexible time off in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f)    Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier; provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)     Circumstances.

(i)     Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)     Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)    Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)    Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, (ii) solely to the extent required by applicable law, any vacation time that has been accrued but unused in accordance with Company’s Policies, if applicable (for the avoidance of doubt, the Company’s current vacation Policy as of the date hereof is for flexible time off and, under such Policy, no vacation time would accrue or be paid out upon termination of Executive’s employment), (iii) any reimbursements owed to Executive pursuant to Section 2(e), and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements (including with respect to equity-based awards), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. To the extent permitted by applicable law, Executive hereby waives any right to be paid for any accrued, but unused vacation time.

(d)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its direct or indirect subsidiaries.

4.Severance Payments.

(a)    Termination for Cause or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)    Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case outside the Change in Control Period, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking within the 7 calendar days after the date of signing, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)    an amount in cash equal to 12 months of Executive’s Annual Base Salary, payable in the form of salary continuation in regular installments over the 12 month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices, commencing on the first payroll period occurring on or after the 28th day following Executive’s Separation from Service; if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).

(c)    Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), then Executive, or Executive’s estate, as applicable, shall receive, in addition to the payments and benefits set forth in Section 3(c), the following:

(i)    with respect to any Awards (as defined under the Appgate Plan) that were previously granted to the Executive and remain outstanding immediately prior to the Date of Termination, the following shall apply: (a) a pro rata portion (based on the period of time commencing on the date of grant and ending on the Date of Termination) of any Option (as defined in the Appgate Plan) or Stock Appreciation Right (as defined in the Appgate Plan) that was not previously vested and exercisable as of the Date of Termination shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) of the Appgate Plan; (b) a pro rata portion (based on the period of time commencing on the date of grant and ending on the Date of Termination) of any Restricted Stock Award (as defined in the Appgate Plan), Restricted Stock Unit Award (as defined in the Appgate Plan) or an Other Stock-Based Award (as defined in the Appgate Plan) subject only to future service requirements granted under the Appgate Plan shall lapse and be deemed vested as of the Date of Termination, subject to the applicable restrictions set forth in Section 10(a) of the Plan; and (c) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Appgate Plan, a pro rata portion (based on the period of time commencing on the date of grant and ending on the Date of Termination) of such Awards shall be deemed vested and calculated assuming the greater of (1) one hundred percent (100%) of target levels and all other conditions met or (2) actual performance results with respect to such performance goals and conditions, subject to applicable restrictions set forth in Section 10(a) of the Appgate Plan;

(ii)    to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year in which the Date of Termination occurs, as determined by the Board or the Compensation Committee in its sole discretion based upon actual performance achieved, which Annual Bonus, if any, shall be prorated based on the days of the fiscal year prior to and including the Date of Termination, and paid to Executive when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company in accordance with Section 2(b) of this Agreement; and

(iii)    any accrued Annual Bonus amounts with respect to the year prior to the year in which the Date of Termination occurs, to the extent then unpaid, and paid to Executive in accordance with the timeframe set forth in Section 2(b) of this Agreement.

(d)    Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or by the Executive for Good Reason pursuant to Section 3(a)(v), in either case during the Change in Control Period, then in lieu of any amounts otherwise payable under Section 4(b) hereof, and subject to the Executive signing on or before the 21st day following Executive’s Separation from Service and not revoking the Release within the 7 calendar days after the date of signing, and the Executive’s continued

compliance with Sections 5 and 6, the Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)    an amount in cash equal to the sum of (A) 12 months’ of Executive’s Annual Base Salary and (B) 100% of the Target Bonus, payable in a lump sum payment within thirty (30) days following the Separation from Service;

(ii)    an amount equal to 12 multiplied by the total applicable monthly premium cost for continued group health plan coverage under COBRA for Executive and Executive’s covered dependents under a group health plan sponsored by the Company in which Executive (or such dependents) participated at the time of termination of employment, payable in a lump sum payment within thirty (30) days following the Separation from Service based upon the premium for the first month of COBRA;

(iii)    to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year in which the Date of Termination occurs, as determined by the Board or the Compensation Committee in its sole discretion based upon actual performance achieved, which Annual Bonus, if any, shall be prorated based on the days of the fiscal year prior to and including the Date of Termination, and paid to Executive in a lump sum payment within thirty (30) days following the Separation from Service;

(iv)    any accrued Annual Bonus amounts with respect to the year prior to the year in which the Date of Termination occurs, to the extent then unpaid, and paid to Executive in a lump sum payment within thirty (30) days following the Separation from Service; and

(v)    with respect to any Awards (as defined under the Appgate Plan) that were previously granted to the Executive and remain outstanding immediately prior to the Date of Termination, the following shall apply: (a) any Option (as defined in the Appgate Plan) or Stock Appreciation Right (as defined in the Appgate Plan) that was not previously vested and exercisable as of the time of the Change in Control (as defined in the Appgate Plan) shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) of the Appgate Plan; (b) any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award (as defined in the Appgate Plan), Restricted Stock Unit Award (as defined in the Appgate Plan) or an Other Stock-Based Award (as defined in the Appgate Plan) subject only to future service requirements granted under the Appgate Plan shall lapse and such Awards (as defined in the Appgate Plan) shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Executive and subject to the applicable restrictions set forth in Section 10(a) of the Plan; and (c) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Appgate Plan, all performance goals and conditions and other vesting criteria will be deemed achieved as of the time of the Change in Control at the greater of (1) one hundred percent (100%) of target levels and all other conditions met or (2) actual performance results with respect to such performance goals and conditions, subject to applicable restrictions set forth in Section 10(a) of the Appgate Plan.

(e)    Treatment of Payments / Benefits. If (a) Executive’s termination occurs prior to a Change in Control that qualifies Executive for benefits under Section 4(b) of this Agreement and (b) a Change in Control occurs within the 90-day period following Executive’s termination that qualifies Executive for the superior benefits under Section 4(d) of this Agreement, then (i) Executive will cease receiving any further payments or benefits under Section 4(b) of this Agreement and (ii) the benefits payable under Section 4(d) of this Agreement will be paid, offset by the corresponding amounts paid pursuant to Section 4(b).

(f)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 and any other provisions which by their nature should survive, will survive the termination of Executive’s employment and the termination of the Term.

(g)    The Parties understand and agree that a portion of the severance payments, if any, to be paid pursuant to this Section 4 is provided as consideration for Executive’s compliance with the provisions in Section 5 of this Agreement.

5.Competition. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)    Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Business (as defined below) in any geographic region in which the Company is engaged. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)    Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company in competition with Company, (ii) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12‑month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c)    In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)    As used in this Section 5, (i) the term “Company” shall include Appgate, Inc. and its direct and indirect subsidiaries and controlled affiliates; (ii) the term “Business” shall mean the business of the Company as such business exists as of the date hereof and as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall, with respect to Section 5(a), mean the period beginning on the Effective Date and ending on the date 12 months following the Date of Termination, and, with respect to Section 5(b), mean the period beginning on the Effective Date and ending on the date 24 months following the Date of Termination.

(e)    Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including but not limited to, any non-compete agreement, non-solicit agreement, or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-compete agreements or non-solicit agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f)    Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

6.Nondisclosure of Proprietary Information.

(a)     Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). The Parties understand and agree that the Executive’s obligations regarding any particular Confidential Information begins immediately when the Executive first has access to the Confidential Information (whether before or after the Executive begins employment with the Company) as a result of it being provided to Executive by or on behalf of Company. Such obligations shall continue during and after the Executive’s employment by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a); or (ii) was in Executive’s possession prior to the date of Executive’s first employment by the Company, any affiliate thereof, or Cyxtera Technologies, Inc. or any indirect or direct subsidiary thereof, except, with respect to subclause (ii), if such information was in Executive’s possession as a result of it being provided to Executive by or on behalf of Company. For the purposes of clause (i) of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c)    Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt written notice thereof, but in no event later than three (3) business days of receipt of such subpoena or other legal process, and shall, at least ten (10) business days in advance of the return date, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)    As used in this Section 6 and Section 7, the term “Company” shall include Appgate, Inc. and its direct and indirect subsidiaries and controlled affiliates.

(e)    Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

(f)    Notice of Immunity Under the Defend Trade Secrets Act of 2016

Notwithstanding any other provision of this Agreement:

(i)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)    If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either during the course of performing work for the Companies or their clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in‑fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

9.Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its controlled affiliates or to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but no assignment will release the Company from this Agreement or any of its obligations hereunder. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.Certain Definitions.

(a)    “Appgate Plan” shall mean the Appgate, Inc. 2021 Incentive Compensation Plan, as amended from time to time, and any successor plan thereto.

(b)    Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)    A willful and continued material failure by the Executive to perform Executive’s duties in a manner reasonably satisfactory to the Company that is not cured within thirty (30) days following delivery of written notice of such failure to the Executive if such failure is capable of being cured;

(ii)    A willful and continued refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Executive reports, which refusal or failure is not cured within thirty (30) days following delivery of written notice of such conduct to the Executive;

(iii)    Willful, material violation by the Executive of any contractual, statutory or fiduciary duty owed by Executive to the Company or any of its affiliates;

(iv)    Executive’s conviction, plea of no contest or plea of nolo contendere for any felony involving fraud, dishonesty or a breach of trust;

(v)    Conduct by the Executive which, based upon good faith and reasonable factual investigation and determination of the Company, demonstrates Gross Unfitness to serve;

(vi)    Willful misconduct that causes or is likely to cause material economic harm or public disgrace to the Company or any of its subsidiaries or affiliates; or

(vii)    Executive’s habitual, unlawful use of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement.

(c)    “Change in Control Period” shall have the meaning ascribed to such term in the Appgate Plan.

(d)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii)–(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e)    Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to substantially perform his or her material duties for the Company as a result of incapacity due to mental or physical illness, which inability continues for at least 120 consecutive calendar days and is determined to be total and permanent by a physician mutually agreed by the Executive and the Company. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f)    Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety days after any of the following events, unless Executive consents to the applicable event: (i) a material decrease in Executive’s Annual Base Salary, other than a reduction in Annual Base Salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with

Executive’s then-current title or position (other than in connection with a corporate transaction where Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) material change in the geographic location at which the Executive must perform the services under this Agreement, provided, that, a relocation of less than 30 miles from Executive’s then present location will not be considered a material change in the geographic location. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

(g)    Gross Unfitness. “Gross Unfitness” shall mean engaging in gross negligence as to the performance of duties or engaging in such severe conduct that Executive is no longer qualified to continue in Executive’s position.

(h)    Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of the State of Florida.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)    If to the Company:

Appgate, Inc.
legal@appgate.com

and copies to:

BC Partners, Inc.
650 Madison Avenue
New York, NY 10022
Attention: Fahim Ahmed

and

Medina Capital Advisors, LLC
BAC Colonnade Office Towers
2333 Ponce De Leon Blvd, Suite 900
Coral Gables, FL, 33134
Attention: Victor F. Semah

And

Greenberg Traurig LLP
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Jaret Davis

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or other electronic means shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)    Arbitration. Except as otherwise provided in Section 8 of this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process under the Florida Arbitration Code in Miami, Florida. Such arbitration shall be conducted: (a) by one arbitrator who is a retired judge shall be chosen by mutual consent of the parties or by the Court pursuant to the Florida Arbitration Code; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs (including the fees and costs incurred by the arbitrator) against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in Section 8 of this Agreement. The Parties acknowledge and agree that this Section 11(i) shall not apply to causes of action or claims under the National Labor Relations Act, workers’ compensation, unemployment compensation, or that are expressly prohibited from mandatory arbitration under applicable law. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial, and the right to pursue any class or representative claims against each other in court, arbitration, or any other proceeding, except as provided otherwise in this Agreement. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Company and Executive. Except as otherwise provided in Section 8 of this Agreement, the arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)    Indemnification; Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive’s service as an officer of the Company to the greatest extent allowed by law. During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time.

(l)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m)    Section 409A.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth

(30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)    Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(n) Sections 280 and 4999. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any of its direct or indirect subsidiaries) (the “Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section 11(n), are set forth in Exhibit B attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit B) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Executive and Company each agree that the provisions set forth in Exhibit B hereto are incorporated herein by reference and shall be deemed to be fully contained herein.

12.Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.
COMPANY

Appgate, Inc.

By: /s/ Manuel D. Medina
Name: Manuel D. Medina
Title: Executive Chairman

EXECUTIVE

By: /s/ Leo Taddeo
Leo Taddeo

EXHIBIT A

Separation Agreement and Release
This Separation Agreement and Release (“Agreement”) is made by and between Leo Taddeo (“Executive”) and Appgate, Inc., a Delaware corporation (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of March 28, 2023 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(b) or Section 4(d), as applicable, of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) or Section 4(d), as applicable, of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates (including, without limitation, BC Partners Limited and its affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; Florida Workers’ Compensation Law Retaliation Act; Florida Wage Discrimination Law; Florida Minimum Wage Act; Florida Equal Pay Law; Florida AIDS Act; Florida Discrimination on the Basis of Sickle Cell Trait Law; Florida OSHA; the Florida Constitution; the Florida Fair Housing Act (FHA); and the Miami-Dade County Code, Chapter 11A;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the whistleblower protection provisions of state or United States federal law or regulation (including the right to receive an award for information provided to any such government agencies) and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) and Section 4(b) and/or Section 4(d), as applicable, of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 calendar days within which to consider this Agreement; (c) Executive has 7 calendar days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-calendar day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Should the Executive revoke this Agreement within the 7 calendar day revocation period, then Executive shall forfeit all severance payments and benefits, and no severance payments or benefits or other consideration will be due to Executive.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven calendar days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: ________________	By:
Leo Taddeo

COMPANY

Dated: ________________	By:
By: Name
Title:

EXHIBIT B

Excise Tax Rules and Procedures

1.Either the Company or Executive may request that a determination be made under Section 11(n) of this Agreement. All determinations required to be made under Section 11(n) of this Agreement and this Exhibit B shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the event that results in the potential for an excise tax liability for Executive, which could include, but is not limited to, a change in control and the subsequent vesting of any cash payments or awards, or Executive’s termination of employment, or such earlier time as is required by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

2.The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by Executive. If Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to Executive a public accounting firm to serve as the Accounting Firm, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and Executive to make such selection. The Company shall pay the Accounting Firm’s fee.

3.If the Accounting Firm determines that one or more reductions are required under Section 11(n) of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. The Accounting Firm shall make any reductions required under Section 11(n) of this Agreement in a manner intended to maximize the net after-tax amount payable to Executive, and to such Payments as may be agreed to by Executive, and/or the later deferral of payment of such Payments, to the extent consistent with Code Sections 409A and 457A, to the extent applicable, and upon such terms as agreed to by Executive, and any such determinations shall make use, to the maximum extent available, of all applicable exemptions from the calculation of “parachute payments”, including “reasonable compensation” valuations in respect of all applicable non-competition covenants.

4.As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Exhibit B, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay to the Company, without interest, the amount of the Overpayment. If the Accounting Firm determines, based upon controlling precedent or substantial authority or related interaction with the Internal Revenue Service, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the amount of that Underpayment will be paid to Executive promptly by the Company.

5.The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit B.

6.For the avoidance of doubt, this Exhibit B is incorporated in the Employment Agreement, dated as of March 28, 2023, by and between the Company and Executive.